Exhibit 99.2

P. H. Glatfelter Company

Fourth Quarter 2012

Conference Call Transcript

PRESENTATION

Operator

Good afternoon, my name is George, and I will be your conference operator today. At this time I would like to welcome everyone to the fourth quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. (Operator Instructions). Thank you.

Mr. John Jacunski, you may now begin your conference.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Thank you. Good morning, and welcome to Glatfelter’s 2012 fourth quarter earnings conference call. This is John Jacunski, I am the Company’s CFO. Before we begin our presentation, I have a few standard reminders. During our call this morning we will use the term adjusted earnings, as well as other non-GAAP financial measures, a reconciliation of these financial measures to our GAAP based results is included in today’s earnings release, and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2011 Form 10-K filed with the SEC and available on our website discloses factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today, and we undertake no obligation to update them. And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Thanks John. Good morning and thank you for joining us today to discuss our full year and fourth quarter earnings that were released earlier this morning.

2012 was another successful year for Glatfelter. We grew earnings significantly and generated substantial free cash flow. Our shareholders were rewarded with a total return of 26.6% that handily beat the broader market.

We continued our track record in 2012 by growing our adjusted earnings per share 24%, and as shown in the chart on slide three, our five-year compound annual growth rate is 17.3% when you exclude the impact of our overfunded pension plan. During 2012 our business unit operating profit grew 9%. This was led by Specialty Papers, with operating profit up 17%. Specialty Papers grew shipping volume by 1.2% outperforming the broader uncoated free sheet market for the eighth consecutive year which was down 3.4% for the year.

Our success with new product and new business development when coupled with a focus on continuous improvement, has generated powerful and sustainable results for this business. Our Advanced Airlaid Materials business continued to improve with operating profit up 34%. This business has clearly established itself as the innovation leader to the market, and it is well-positioned to continue improving margins and profitability as global demand for personal care products continues to grow.

Our Composite Fibers business ran into a number of headwinds in 2012 with operating profit off by 12%. The weak economic conditions in Europe and customer inventory reduction programs led to a 3% decline in shipments. And a weaker Euro reduced operating profit by $3.2 million.

In addition to the Company’s improved business unit operating profit, we used the strong free cash flow over the last few years to buy back 8% of our outstanding shares in 2011 and 2012, and we took advantage of the lower interest rate environment to restructure our debt. These actions increased earnings per share by $0.22 in 2012.

2012 was also another good year for free cash flow which totaled $77 million as shown on slide four. Since 2009 we have been generating consistent and substantial free cash flow.

This change in cash generation was accomplished through solid operating performance, effective working capital management and disciplined investment decisions. And it has allowed us to both fund growth such as our capacity expansion for Composite Fibers, as well as return cash to shareholders, through both a competitive dividend as well as share repurchases. Our ongoing improvement in earnings coupled with solid cash flow and disciplined management of capital has resulted in significant improvement in returns on invested capital as shown on slide five, which in 2012 was 9.3%, well above our weighted average cost of capital.

Now turning to the fourth quarter. Adjusted earnings were $0.26 per share, compared with $0.32 per share in the fourth quarter of 2011 as shown on slide six. During the quarter we increased spending on several strategic initiatives that we expect to have a long-term benefit. Weak economic conditions and customer ordering patterns in December primarily in Europe, impacted Composite Fibers results, and we had an unusually high tax rate of 33%. These items resulted in earnings below expectations.

Consolidated net sales of $391 million for the fourth quarter, and on a constant currency basis increased slightly compared to last year. We saw healthy growth in shipments from both Specialty Papers and Advanced Airlaid Materials that was largely offset by weakness in Composite Fibers. Overall business unit operating profit declined 4% in the quarter compared to last year. Advanced Airlaid Materials grew operating profit by 30% posting its best quarter since we acquired the business three years ago. However, this was more than offset by the weakness in Composite Fibers where operating profit declined 24%. Our debt refinancings over the past year added $0.04 to earnings per share, and we generated significant free cash flow of $54 million during the quarter.

After John gives a more in-depth review of our Q4 results, I will provide some additional perspectives on our business and our outlook for 2013.

John.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Thank you, Dante. For the fourth quarter, we reported adjusted evenings of $11.2 million, or $0.26 per share, compared to $14.2 million, or $0.32 per share last year, after adjusting to exclude debt refinancing costs, Timberland sales, and the impact of alternative fuel mixture and cellulose and biofuel credits.

Slide seven shows a bridge of adjusted earnings per share from the fourth quarter of last year to this year, the major drivers of the change include lower earnings from Composite Fibers, reduced earnings per share by $0.04, continuing improvement of earnings from our Advanced Airlaid Materials business increased share by $0.02, higher corporate costs reduced earnings by $0.04, lower interest expense from our debt refinancings increased earnings per share by $0.04, and a higher tax rate reduced earnings per share by $0.03.

Our tax rate during the fourth quarter as 33.4% compared to 25.8% last year. The increase was due to a change in the jurisdictions in which earnings were generated, and the expiration of the research and development tax credit at the end of 2011.

Slide eight provides a summary of Specialty Papers’ performance during the quarter. Net sales increased 5.5%, driven by 6.6% increase in shipments, which again outperformed the uncoated free sheet market, which was down 2.9%. We had strong growth in shipments from Engineered Products which were up 11%, and Envelope which was up 9%. Carbonless and forms products were up 5%, while shipments of book products were down 1%.

Our growth in Engineered Products was broad-based coming from ink jet products, release papers, and packaging and food products, and reflects our continued success with new product development. For the full year, carbonless and book products were each down approximately 5%, in line with our expectations, but this was more than offset by 9% growth in Engineered Products, as well as growth in Forms and Envelope products. We continue to use our flexible assets, superior customer service, and new product and new business development capabilities, to offset the impact of the declining uncoated free sheet market. We expect to be able to continue to find market opportunities to offset the impact of the broader market decline to keep our facilities running at or near capacity.

Operating income for Specialty Papers was down slightly in the fourth quarter compared to a year ago. The increased shipping volume added $1.8 million to operating profit, and favorable raw material pricing primarily related to purchased pulp added $1.7 million to operating profit. During the quarter, higher maintenance spending led to a $3.7 million unfavorable impact to operating profit compared to last year. This included both expanded scope of work this year compared to last year, as well as unplanned maintenance. Finally higher SG&A spending in the fourth quarter for incentive compensation and other inflationary costs was more than offset by a $1.4 million LIFO inventory valuation benefit when compared to the fourth quarter last year.

This was a weak quarter for Composite Fibers as shown on slide nine. This was driven by a very weak December when shipments were down 19% versus the prior year. For the full quarter shipments were off 10%. Volume declined generally across-the-board, primarily due to customer inventory reductions. Metallized products was the weakest segment down 18%, with composite laminates down 10%, and food and beverage products down 8%.

We believe customer inventory reductions are largely complete, and we expect shipment growth to resume in the first half of 2013. The lower shipments reduced operating profit by $1.8 million during the quarter, and as you might expect the weak demand environment led to some pricing softness which reduced operating profit by $800,000. This was offset by lower input costs primarily related to purchased pulp. Foreign currency was also negative during the quarter reducing operating profit by $400,000.

During our third quarter call, we discussed a fire that occurred at our facility in France. Since that call we have completed much of the remediation, and started up both machines within the timeframe we expected. We have also worked closely with our insurance company on the coverage for the incident, and as a result we booked an insurance recovery of $3.9 million during the quarter, with a receivable at year-end of $3.1 million, $1 million of which was received in January. This resulted in a minimal net impact to operating income during the quarter. While there remains some cleanup work to complete, we do not expect any significant impact to 2013, and additional work is expected to be covered by insurance.

With respect to our capacity expansion project, we are progressing as expected. The machine that is to be upgraded will be taken down in late February, with startup scheduled for mid-May. The downtime and startup costs are expected to be $1 million to $2 million per quarter in each of the first and second quarters.

Turning to slide 10, Advanced Airlaid Materials had another quarter of improvement with the best operating profit and margin since the acquisition in 2010. Net sales on a constant currency basis and shipping volume both increased 6%, driven by feminine hygiene and specialty wipes. The business benefited from lower input costs about 80% of which was passed through to customers. However, we have had some price increases that somewhat offset the pass-through impact. Foreign currency movements were also very negative for this business reducing operating profit in the quarter by $800,000.

Slide 11 shows corporate costs and other financial items for the quarter and the year. The first three items on this slide are excluded from adjusted earnings, and pension will be reviewed on the next slide. Corporate costs were flat for the full year of 2012, but increased $1.8 million in the fourth quarter due to professional services costs related to strategic initiatives, and a trial related to the Fox River environmental matter. For the first quarter we expect corporate spending to be approximately $1 million lower than the fourth quarter.

The status of our pension plan is shown on slide 12. The continuing decline in interest rates has significantly increased the expense we recognize related to our pension plans, and we expect another significant increase in 2013 to $15.7 million. The discount rate applied to our pension has declined by 32% since 2009, and is down 16% over the last year. However, as we have highlighted here, despite the substantial impact of the interest rate changes we remain overfunded. We have not had to make cash contributions to our qualified plan in a very long time, and we do not expect to have to make contributions for the foreseeable future.

Slide 13 shows our free cash flow. Free cash flow for 2012 was $77 million when excluding the capacity expansion for Composite Fibers, and the impact of the alternative fuel mixture and cellulosic and biofuel credits. This is up from $58 million in 2011. Our cash flow for the fourth quarter was also very strong at $54 million, compared to $39 million last year. Capital expenditures were lower than expected in 2012, with a number of projects completed near year-end for which the cash will be paid in 2013. This represents about a $21 million carryover to 2013. This will elevate our current year capital expenditures a bit to $90 million to $100 million, but we still expect a solid year of free cash flow.

Finally, slide 14 shows some balance sheet and liquidity metrics. Over the last 14 months we have taken advantage of our strong cash position and favorable interest rate environment to repay or refinance all of our debt. At the end of 2012 we had a $250 million debt issue outstanding at 5.375% due 2020, and an untapped $350 million revolving credit facility, which when combined with the $98 million of cash on hand provides us with ample liquidity to continue to fund growth initiatives and strategic investments, as well as dividends and share repurchase programs.

This concludes my comments. I will turn the call back to Dante.

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Thanks John.

Before opening the call for your questions, I have a few comments on our first quarter and 2013. As you can see when reviewing our comments on slide 15, we expect earnings in the first quarter of 2013 to exceed the fourth quarter of 2012, despite the increase in noncash pension expense.

For Specialty Papers we expect shipments and selling prices to generally be in line with the fourth quarter of 2012. However, we do expect higher input costs to be offset by a lower level of maintenance spending. When compared to the first quarter of 2012, the actual tons of paper shipped will be higher, however due to lower average selling prices, the mix of products, and higher input costs, Specialty Papers operating earnings will be below 2012’s first quarter.

Composite Fibers shipments are expected to be approximately 5% higher on a sequential quarter basis. Selling prices and input costs are expected to be generally in line with the fourth quarter, and as John mentioned, we will be taking downtime related to the investment to upgrade a machine in Gernsbach, Germany, to expand our production capacity, to satisfy our customers’ needs for higher margin tea and coffee filter papers.

In Advanced Airlaid Materials shipments are expected to be 5% higher than the fourth quarter of 2012, and selling prices are expected to be slightly lower than the fourth quarter, due to pricing provisions in certain customer contracts. Input costs are expected to be generally in line with the fourth quarter of 2012. We will leverage our continuous improvement capabilities and targeted capital investments to create more production capacity for this business, to satisfy customer demand and improve operating margins.

In summary I would like to share my views on the key focus points for success in 2013.

Successfully executing our significant investment to expand capacity in Composite Fibers to serve the growing tea single serve coffee and technical specialty markets. Although progress has been muted recently by customer de-stocking and a weak economic environment, particularly in Europe, we are very optimistic about the longer-term trends in these segments and our leading market positions.

Partnering with customers to leverage our unique innovation in new product development capabilities. We consistently generate greater than 50% of annual revenues from products less than five years old, and we continue to invest in people, processes, and tools, that will further enhance Glatfelter’s innovation engine.

Driving continuous improvement initiatives to improve our operating costs structure, and create incremental capacity on our existing assets. We expect to generate benefits equal to approximately 2% of sales in 2013 from our various CI initiatives.

And delivering strong free cash flows to fund continued opportunities to create shareholder value. Our improved cash flow profile provides greater opportunity to pursue a variety of value creating opportunities for our shareholders, ranging from supporting a competitive dividend, share repurchases, investing in organic growth, and targeted acquisitions that can broaden our capabilities and our global growth businesses, expand our geographic footprint, and add scale to the business in a thoughtful and measured fashion.

As we have in eight of the last nine years, we expect to grow our adjusted earnings per share and generate substantial free cash flow again in 2013. I remain optimistic about Glatfelter’s future, despite the present uncertainty and potential for short-term volatility, and I am very excited about the opportunities we see in 2013 and beyond, to continue our trends of growing operating profit and free cash flow, which positions us well to deliver strong returns and benefit all Glatfelter stakeholders.

At this point, I would like to open call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of James Armstrong. Your line is open.

James Armstrong - Vertical Research Partners - Analyst

Good morning.

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Morning, James.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Morning, James.

James Armstrong - Vertical Research Partners - Analyst

My first question is on the Composite Fiber expansion project, how much of the additional capacity do you currently have pre-sold?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

How much of the additional capacity we have pre-sold?

James Armstrong - Vertical Research Partners - Analyst

Yes. Pre-sold. In other words, how much of that extra volume is already contracted out?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Yes. So I think we have been asked this question a few times over the last few quarters, and maybe I will start with a slightly higher level point of view. We are going to add about 20% inclined wire capacity to the system, and it is primarily designed to support the ongoing growth of single-serve coffee, the continued growth of our global tea business, and there are some of the technical specialty grades that we intend to produce on this machine, or throughout the system.

In terms of specific agreements, we may or may not have with customers and committed volumes, and things of that nature, I am sure you can appreciate that we are really not at liberty to disclose that. But I will say that given our leading share positions in those respective segments, the strong relationships with have with our key customers and the major market makers we have a high level of confidence that capacity is being added at the right time, and we will be able to support the ongoing growth of these markets. We did comment that we expect a 15% to 20% after-tax return within a three year period or so, and we are still focused on delivering that level of return, and as you see in the volatility and cyclicality of markets, you could be off by a quarter or so, but we are focused on the long-term trends, and the underlying health of the segments we are serving, and our share positions, and feel very good about that.

James Armstrong - Vertical Research Partners - Analyst

Okay. That helps. Switching gears just a bit. Could you elaborate on the pricing provision Airlaid Non-wovens, and how large that impact is on the first quarter or are they just due to the costs, or are they cost pass-through provisions, can you help us with what is going on there?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Yes, James. We have some contracts that include pricing step downs. They are longer-term contracts that year-in and year-out will have some pricing step downs, and that is what we are talking about here. We had the same type of thing happen in the Q1 of last year, so if you go back to some of the analysis we provided Q1 of last year, you will get a sense for what that impact might be. So we expect it to be a relatively small decline in overall pricing, but it will have some impact on Q1 results.

James Armstrong - Vertical Research Partners - Analyst

Okay. That helps. And lastly in 2013 are you seeing any signs that the European markets are starting to improve, are you seeing any volume pickup thus far this year?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Well, I would say the Composite Fibers has the biggest exposure to Europe, and as I mentioned in my remarks, their volumes were down 19% in December. The second half of that month was very weak, and in part included just some delays in delivering orders, so we have seen some relatively good shipments here in the January period, but it is a little bit too early to tell how much of that is just orders from December that are being now delivered in January, and how much of that might mean a better improvement in economic conditions.

Certainly I don’t think the broader economic conditions have really improved in Europe, but as we talked as we went through 2012, and we saw it again in Q4, that we had customers reducing inventories, and we do believe that has run its course, so we think even without a significant improvement in economic conditions that we ought to see some better level of demand from our customers, now that those inventory reduction programs have run their course.

James Armstrong - Vertical Research Partners - Analyst

Okay. That helps a lot. Thank you very much.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Sure.

Operator

(Operator Instructions). Your next question comes from the line of Steve Chercover, your line is now open.

Steve Chercover - D.A. Davidson & Co. - Analyst

Thanks. Good morning everyone. My first question is with respect to Dante’s comment in the press release, that results were a little bit disappointing. I just want to confirm that you were referring to the operating earnings of $0.26?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Yes.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Yes. $0.26 is below what the expectations were.

Steve Chercover - D.A. Davidson & Co. - Analyst

So you did think that you would, had things not tailed off a little bit that you would have exceed the $0.32 earned in the same quarter of 2011?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Well, I think Steve, there are a few things going on. One is that clearly Composite Fibers was weaker than we expected, and as I mentioned, it was really driven by a very weak December. The tax rate, the results from Composite Fibers also influenced our tax rate, as we ended up with more income from higher tax rate jurisdictions than lower tax rate jurisdictions, and the R&D credit, as we looked the expectation was the R&D credit would be passed, so we expected to have a tax rate that was more in line with the prior year than we ultimately ended up with. And then finally, we mentioned some spending on professional services that related to the Fox River environmental matter, as well as some strategic initiatives that lowered our results.

Steve Chercover - D.A. Davidson & Co. - Analyst

Thank you for that color, John. Second question. Does the elimination of Saturday mail service impact either your envelope business or perhaps the Specialty Papers you sell into the stamps, forever stamps, or does it just, there is more volume the other five days of the week?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Yes so I think that is to be determined. We know the Postmaster General made the announcement yesterday that effective August they will suspend Saturday delivery of mail, although the Post Offices will still remain open to provide service to customers, and I think the Postmaster General has a different point of view than perhaps other industry pundits, in terms of what that will do in terms of total volume moving through the Postal Service. We did see strength in our postal grades in Q4, and we had a very strong year in our envelope business, and we have had probably a 7% compound annual growth rate over the last five, six years for our envelope products. So it could have a small impact on our business, but I think it is too early to tell, and it is not something that I am very worried about at this stage of the game.

Steve Chercover - D.A. Davidson & Co. - Analyst

Great. And final question. So notwithstanding the pass-through provisions in Airlaid, does the recent consolidation in the industry make you believe that you have got some greater pricing power moving forward?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Well, I would say that our value proposition to the industry, and to all of the segments that we serve is a long-term commitment to be a responsible, fair, innovative competitive supplier. And when we talk to customers, we try to look at the big picture and longer-term effects of the relationship, as opposed to where they may be short-term leverage.

So I believe that customers will judge Glatfelter based on the merits of our own proposition, which is responsive service, high-quality products, a fair and compelling price offering, and a willingness and capability to invest in quality, new product development, innovation and continuous improvement over time. And so I really can’t comment on other companies, but what we do focus on is making sure that the markets and their customers understand the commitments that we have to our markets, and that we have a very lengthy track record of performance that can support our assertions.

Steve Chercover - D.A. Davidson & Co. - Analyst

Very good. Okay. Well, thank you both for your responses.

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Yes.

Operator

Your next question comes from Debbie Jones. Your line is now open.

Debbie Jones - Deutsche Bank - Analyst

Hi. Good morning.

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Hi Debbie.

Debbie Jones - Deutsche Bank - Analyst

I was just curious, I know we talked about Composite Fibers, but I just wanted to get clear, even though you guys have some previously announced downtime in Q1, should I still expect that we will see sequential margin improvement, just given some of the issues that you had in the fourth quarter?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

So I think, Debbie, your questioning is, are we going to see sequential margin improvement, sequential quarters for Composite Fibers based on the differing downtimes we are going to experience?

Debbie Jones - Deutsche Bank - Analyst

Well, I think I mean you are going to experience a negative impact from the downtime in the first quarter, and I am just trying to figure out, if I take that into account and then I take the benefit that you will see from not having some of these issues you had in the fourth quarter, should I expect margins to actually improve quarter-over-quarter?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

The guidance we gave on the value or the cost penalty of the machinery build is $0.02 to $0.03 per quarter in Q1 and Q2.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Yes, and Debbie I think that the volume improvement and then the costs related to the upgrade are going to be in about the same ballpark. So while that might mean that margins decline slightly because revenues are going to increase with the 5% growth, and the impact of volume growth is somewhat offset by the higher costs related to the downtime, then margins might tick down slightly, but nothing of significance.

Debbie Jones - Deutsche Bank - Analyst

Okay. And then I think you guys talked about paper pricing being relatively stable. I was just wondering if you could comment specifically on trends in envelope pricing, trade book, carbonless grades, and long fiber grades in Europe, and what you guys are seeing rights now?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Well, I think if you look at the published data that is in the public domain in uncoated free sheet in North America, especially since the August timeframe, that you have seen some level of pricing pressure and declines in pricing, our expectations as to where we exited Q4 is in line, notwithstanding perhaps mix changes where we will see pricing in Q1.

Debbie Jones - Deutsche Bank - Analyst

Okay. And then I know you guys talked about kind of broke out CapEx a little bit earlier on the call, but just to be clear, so it is $90 million to $100 million for 2013. Could you just break that out between maintenance and growth CapEx, and then kind of bucket the growth CapEx for the different segments, and some of the projects you might be doing?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Yes, Debbie. I don’t have all that information rights at my fingers tips, so I can follow-up with you on that, but of that $90 million to $100 million, about $34 million of it is related to the capacity expansion for Composite Fibers. And so the balance there of sort of $55 million to $65 million, generally we have in the range of $40 million to $50 million of maintenance CapEx, and then the balance would be for improvements. I can get you some more specifics after the call.

Debbie Jones - Deutsche Bank - Analyst

Alright. No problem. And then just my last question. You have I think $20 million left on your share repurchase authorization. If you just had any thoughts about timing for that?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Not particularly. The authorization was for two years, so we still have another year and four months or so on it. When we announced that, we said it would be a little bit more of an opportunistic-type program, so that is the only color commentary I would add.

Debbie Jones - Deutsche Bank - Analyst

Okay. Alright. Thank you very much.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Sure.

Operator

(Operator Instructions). Your next question comes from the line of Frank Duplak. Your line is open.

Frank Duplak - Prudential Financial - Analyst

Morning guys.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Morning, Frank.

Frank Duplak - Prudential Financial - Analyst

I wonder if you could just update us on the status of the Fox River trial? Is the trial over, are we waiting for a verdict? If you can just give us an update where we are. It sounded like maybe the professional fees would be down a little bit this quarter, so I am assuming that is wrapping up, or has been wrapped up already, but any update would be great?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Sure. Yes. The trial took place in December. It is wrapped up. We might get a decision in April, May, June timeframe. The issues that were tried are similar to some other issues we have tried in the past, and it has to do with the contribution of different parties for the remediation of the downstream parts of the river.

We believe and we have maintained this that we have little to no responsibility for that, and some decisions, prior decisions particularly in 2009 supported our view on that. These are Court decisions. So some of this is a different trial with different parties, but some of the issues that were litigated were similar to what we prevailed on previously, so we are, there is obviously ongoing risk to these kinds of things that are in litigation, but our position really hasn’t changed. We continue to believe that we have little to no responsibility for the downstream remediation.

Frank Duplak - Prudential Financial - Analyst

Okay. Thanks. And just one other one. Looking forward another quarter, so if we go out to the second quarter, would you guys have your sort of typical seasonal maintenance going on? Would it be any bigger or smaller this year, or any change in timing? Just curious on that kind of seasonal thing?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Typically in the second quarter we would have our annual maintenance outages for our two facilities for Specialty Papers. We will do that again this year. The costs will be likely be slightly higher this year, because of the cycle of some of the work that we need to have done, so it might be on the order of $2 million higher than what we have had in 2012.

Frank Duplak - Prudential Financial - Analyst

Great. Thanks for your help. Have a good day.

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Sure. Thank you.

Operator

Your next question comes from the line of Paul Quinn. Your line is now open.

Paul Quinn - RBC Capital Markets - Analyst

Yes. Thanks very much for taking my questions. Just looking at your Company, you have got a very strong balance sheet, lots of liquidity here. Talked about growth opportunities, and I am just curious as to what you sort of favor, whether it is an existing business or something outside, just at a high level?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Sure. We have been very consistent in talking about the importance of having a strong balance sheet, and we work diligently over the years of improving the cash flow profile in a sustainable fashion, that has given us the ability to pursue a variety of value-creating activities. So we believe in supporting a dividend, we have already demonstrated that when we have excess capital we will return it to the shareholder through a share repurchase program, and then in terms of growing Glatfelter, we of course prefer investing in organic growth, where we can invest in businesses that we already have with customers we already know making products we already know how to produce, and we have also demonstrated over time that when we find M&A targets that fit our strategic and financial criteria, that we will take steps to make these acquisitions.

In terms of where acquisitions may fall into the portfolio over time, we typically say that it would be something that would help broaden and expand the capabilities of our global growth businesses, so something that would complement Composite Fibers or the Advanced Airlaid Materials business. Something that would be highly synergistic, and we think we can value correctly is always an appealing type target, and so we will be very thoughtful and prudent about how we utilize shareholders’ resources, but we haven’t been shy about taking action on acquisition targets in the past that we felt were a good fit, and I will leave that up to you to determine how well you think we have done at it, but we think we have done a pretty good job tripling the size of Glatfelter since 2006.

Frank Duplak - Prudential Financial - Analyst

Sounds pretty reasonable. Thanks.

Operator

Your next question comes from the line of Lawrence Stavitski. Your line is open.

Lawrence Stavitski - Sidoti & Company - Analyst

Hey. Good morning, guys.

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Morning.

Lawrence Stavitski - Sidoti & Company - Analyst

I know John and Dante mentioned weakness in December for the Composite Fibers, and going forward you are going to see a slight uptick in that, can you just kind of break out the components of that, and where you guys are going to see, first where you guys saw the most weakness, and then where you guys kind of see improvement in 2013?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

I can give some general comments, sure. The weakness we saw in Q4 was pretty broad-based, and I went through the declines we saw in metallized, which was down 18% year-over-year, composite laminates was 10% down, and food and beverage was down 8%, and much that was in the coffee arena in the food and beverage side, driven by customer inventory reductions, so it was fairly broad based, and again we think it was largely driven by customers tightly managing inventories. So as we go forward, we expect about a 5% improvement in Q1 shipping volume over Q4, and we expect that the largest increase will likely be where we had the largest decrease in Q4 which was metallized, but we also expect to continue to make progress in our other businesses.

Composite laminates, that is an area where we don’t expect to see much in the way of our overall rebound, in part because, largely because we are moving away from some of those products. The machine upgrade we are doing in Composite Fibers will pull us away from the lower end of the composite laminate market, so we would expect our growth to be coming from tea, coffee, and technical specialties as we move forward in addition to our metallized products.

Lawrence Stavitski - Sidoti & Company - Analyst

Okay. Got you. That is helpful. And you also mentioned higher input costs for paper. Can you kind of expand on that, and touch on where you see the majority of the increases?

John Jacunski - P.H. Glatfelter Company - SVP, CFO

Sure. For Specialty Papers it is largely purchased pulp. There is a little bit of an uptick in the price per ton for wood pulp, and that is really what is driving the change from Q4 to Q1. On balance while there is a little bit of movement among some of the other items, it is almost exclusively driven by pulp costs.

Lawrence Stavitski - Sidoti & Company - Analyst

Okay. Got you. And forgive me if you mentioned this, but Dante mentioned acquisition criteria, is there any sort of ballpark in terms of sales of something that you would be looking at acquiring, or is it kind of just something that would fit the Advanced Airlaid Materials and the Composites?

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

There is no particular target for revenue size. The thing that we would take into consideration is leverage and the cash flow profile, and what level of confidence we have to thoughtfully and quickly retire the debt, as we have with previous acquisitions. So I think we have got a balance sheet that is in great shape, and we are going to continue to be very thoughtful about making sure that we continue to have a balance sheet that is in great shape.

Lawrence Stavitski - Sidoti & Company - Analyst

Got you. Okay. Thanks, guys.

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Okay.

Operator

Already no further questions at this time. Mr. Dante Parrini, I turn the call back over to you.

Dante Parrini - P.H. Glatfelter Company - Chairman, CEO

Okay. Thank you. Well, I just want to thank everyone again for joining us today, and we look forward to speaking with you next quarter. Have a good day.

Operator

This concludes today’s call. You may now disconnect.